SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b) (Amendment ___)*

                         Internet Security Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   46060X 10 7
                                   -----------
                                 (CUSIP Number)


                                 October 9, 2001
                                 ---------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]   Rule 13d-1(b)
    [ X ]   Rule 13d-1(c)
    [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                              Page 1 of 22 Pages

                       Exhibit Index Contained on Page 19

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 2 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)            (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,628,040 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners IV, L.P. ("ICP4").  ICM4 is the general partner
             BENEFICIALLY                                  of ICP4.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,628,040  shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,628,040 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.42%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 3 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)            (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       8,060 shares, which shares are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("Side Fund").  Integral NBT is
             BENEFICIALLY                                  the general partner of Side Fund.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           8,060 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               8,060  shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 4 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

            (a)            (b)    X

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       771,310 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners V, L.P. ("ICP5").  ICM5 is the general partner
             BENEFICIALLY                                  of ICP5.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           771,310 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              771,310 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.62%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 5 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)            (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       12,590, of which 10,430 shares are directly owned by Integral
                SHARES                                     Capital Partners V Side Fund, L.P. ("ICP5 Side Fund") and 2,160
             BENEFICIALLY                                  shares are directly owned by Integral Capital Partners V SLP Side
            OWNED BY EACH                                  Fund, LLC ("5 SLP Side Fund").  ICP Management 5 is the general
              REPORTING                                    partner of ICP5 Side Fund and the manager of 5 SLP Side Fund.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           12,590 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               12,590 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.03%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 6 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)            (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,628,040 shares, which shares are directly owned by ICP4.
                SHARES                                     Integral Capital Management IV, LLC is the general partner of
             BENEFICIALLY                                  ICP4.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,628,040 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,628,040 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.42%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 7 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)            (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       8,060 shares, which shares are directly owned by Side Fund.
                SHARES                                     Integral Capital Partners NTB, LLC is the general partner of Side
             BENEFICIALLY                                  Fund.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           8,060 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                8,060 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 8 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)            (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       771,310 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners V, L.P. ("ICP5").  ICM5 is the general partner
             BENEFICIALLY                                  of ICP5.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           771,310 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              771,310 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.62%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 9 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)            (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       10,430 shares, which shares are directly owned by ICP5 Side
                SHARES                                     Fund.  ICP Management 5 is the general partner of ICP5 Side
             BENEFICIALLY                                  Fund.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           10,430 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               10,430 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 46060X 10 7                                            13D        Page 10 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)            (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       2,160 shares, which are directly owned by 5 SLP Side.  ICP
                SHARES                                     Management 5 is the manager of 5 SLP Side.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           2,160 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                2,160 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.01%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 22 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Internet Security Systems Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6303 Barfield Road
                  Atlanta, GA  30328

ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"),
Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM4, Integral NBT, ICM5 and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P, a Delaware limited partnership ("ICP5 Side Fund") and the manager of Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company ("5 SLP Side"). With respect to ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP4, Side Fund, ICP5, ICP5 Side Fund, and 5 SLP Side, and none of ICM4, Integral NBT, ICM5 or ICP Management 5 directly or otherwise hold any Shares. Management of the business affairs of ICM4, Integral NBT, ICM5, and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively, such that no single manager of ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

                                                             Page 12 of 22 Pages


ITEM 2(e).        CUSIP NUMBER:

                  46060X 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [    ]   Broker or dealer  registered  under Section 15 of the
                           Exchange Act.
         (b)      [    ]   Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.
         (c)      [    ]   Insurance  company as defined in Section  3(a)(19) of
                           the Exchange Act.
         (d)      [    ]   Investment  company registered under Section 8 of the
                           Investment Company Act.
         (e)      [    ]   An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E);
         (f)      [    ]   An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [    ]   A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [    ]   A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;
         (i)      [    ]   A church plan that is excluded from the definition of
                           an investment  company under Section  3(c)(14) of the
                           Investment Company Act;
         (j)      [    ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
                                                                          [ X ].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management IV, LLC

                  (a)      Amount Beneficially Owned:  1,628,040
                  (b)      Percent of Class:  3.42%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 1,628,040
                           3. Sole   power  to   dispose   or  to  direct   the
                              disposition: -0-
                           4. Shared   power  to  dispose  or   to   direct  the
                              disposition: 1,628,040

                                                             Page 13 of 22 Pages


         B.       Integral Capital Partners NBT, LLC

                  (a)      Amount Beneficially Owned: 8,060
                  (b)      Percent of Class:  0.02%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 8,060
                           3. Sole   power  to   dispose   or  to   direct   the
                              disposition: -0-
                           4. Shared   power  to   dispose   or  to  direct  the
                              disposition: 8,060

         C.       Integral Capital Management V, LLC

                  (a)      Amount Beneficially Owned:  771,310
                  (b)      Percent of Class:  1.62%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 771,310
                           3. Sole   power  to   dispose   or  to   direct   the
                              disposition: -0-
                           4. Shared   power  to   dispose   or  to  direct  the
                              disposition: 771,310

         D.       ICP Management V, LLC

                  (a)      Amount Beneficially Owned:  12,590
                  (b)      Percent of Class:  0.03%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 12,590
                           3. Sole   power  to   dispose   or  to   direct   the
                              disposition: -0-
                           4. Shared   power  to   dispose   or  to  direct  the
                              disposition: 12,590

         E.       Integral Capital Partners IV, L.P.

                  (a)      Amount Beneficially Owned:  1,628,040
                  (b)      Percent of Class:  3.42%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 1,628,040
                           3. Sole   power  to   dispose   or  to   direct   the
                              disposition: -0-
                           4. Shared   power  to   dispose   or  to  direct  the
                              disposition: 1,628,040

                                                             Page 14 of 22 Pages

         F.       Integral Capital Partners IV MS Side Fund, L.P.

                  (a)      Amount Beneficially Owned:  8,060
                  (b)      Percent of Class:  0.02%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 8,060
                           3. Sole   power  to   dispose   or  to   direct   the
                              disposition: -0-
                           4. Shared   power  to   dispose   or  to  direct  the
                              disposition: 8,060

         G.       Integral Capital Partners V, L.P.

                  (a)      Amount Beneficially Owned:  771,310
                  (b)      Percent of Class:  1.62%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 771,310
                           3. Sole   power  to   dispose   or  to   direct   the
                              disposition: -0-
                           4. Shared   power  to   dispose   or  to  direct  the
                              disposition: 771,310

         H.       Integral Capital Partners V Side Fund, L.P.

                  (a)      Amount Beneficially Owned:  10,430
                  (b)      Percent of Class:  0.02%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 10,430
                           3. Sole   power  to   dispose   or  to   direct   the
                              disposition: -0-
                           5. Shared   power  to   dispose   or  to  direct  the
                              disposition: 10,430

         I.        Integral Capital Partners V SLP Side Fund, LLC

                  (a)      Amount Beneficially Owned:  2,160
                  (b)      Percent of Class:  0.01%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: 2,160
                           3. Sole   power  to   dispose   or  to   direct   the
                              disposition: -0-
                           4. Shared   power  to   dispose   or  to  direct  the
                              disposition: 2,160

                                                             Page 15 of 22 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 16 of 22 Pages


                                                     SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 19, 2001

                                       INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager


                                       INTEGRAL CAPITAL PARTNERS NBT, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL MANAGEMENT V, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       ICP MANAGEMENT V, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                                             Page 17 of 22 Page


                                       INTEGRAL CAPITAL PARTNERS IV, L.P.

                                       By Integral Capital Management IV, LLC,
                                       its General Partner

                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager


                                       INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                       FUND, L.P.

                                       By Integral Capital Partners NBT, LLC
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS V, L.P.

                                       By Integral Capital Management V, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS V SIDE
                                       FUND, L.P.

                                       By ICP Management V, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                                             Page 18 of 22 Page



                                       INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                       FUND, LLC

                                       By ICP Management V, LLC,
                                       its Manager

                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                                             Page 19 of 22 Pages


                                  EXHIBIT INDEX
                                  -------------


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                        20

                                                             Page 20 of 22 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated October 19, 2001 containing the information required by Schedule 13G, for 2,420,000 shares of capital stock of Internet Security Systems Inc. held by Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, and Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company.

Date:  October 19, 2001

                                       INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS NBT, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL MANAGEMENT V, LLC


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                                             Page 21 of 22 Pages

                                       ICP MANAGEMENT V, LLC



                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS IV, L.P.

                                       By Integral Capital Management IV, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager


                                       INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                       FUND, L.P.

                                       By Integral Capital Partners NBT, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager


                                       INTEGRAL CAPITAL PARTNERS V, L.P.

                                       By Integral Capital Management V, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                                             Page 22 of 22 Pages



                                       INTEGRAL CAPITAL PARTNERS V SIDE
                                       FUND, L.P.

                                       By ICP Management V, LLC,
                                       its General Partner


                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                       FUND, LLC

                                       By ICP Management V, LLC,
                                       its Manager

                                       By         /s/ Pamela K. Hagenah
                                          -------------------------------------
                                                Pamela K. Hagenah
                                                a Manager